Exhibit 99.1

Annapolis Bancorp Reports $1.1 Million Increase in First Quarter Earnings

Nonperforming Assets Reduced by 27%

ANNAPOLIS, Md.--(BUSINESS WIRE)--May 3, 2010--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced net income of $617,000 for the first quarter of 2010, an increase of $1,067,000 from a net loss of $450,000 in the first quarter of 2009. On a sequential quarter basis, net income increased $236,000 or 62% from $381,000 reported for the three months ended December 31, 2009.

First quarter net income available to common shareholders after accruing for preferred stock dividends was $497,000 ($0.13 per basic and diluted common share), compared to a loss of $532,000 ($0.14 per basic and diluted common share) available to common shareholders in the first quarter of 2009. The first quarter 2010 results generated a return on average common equity of 7.79%.

Nonperforming assets at March 31, 2010 amounted to $14.1 million or 3.26% of total assets, a reduction of $5.2 million compared to $19.3 million or 4.35% at December 31, 2009. The 27% sequential quarter improvement resulted primarily from a commercial loan payoff of $4.6 million and the restoration of a $1.6 million real estate development loan to performing status.

“We are pleased to begin the year with a significant increase in earnings and a measurable reduction in nonperforming assets, and are committed to building on this momentum throughout 2010,” said Chairman and CEO Richard M. Lerner. “We remain focused on proactively managing our troubled assets, driving improved operating results, and strengthening our core banking business.”

In response to the sluggish economic recovery, the Company strategically lowered total assets to $434.4 million at March 31, 2010, down 2.2% or $9.9 million compared to $444.3 million at December 31, 2009. Loan demand continued to be soft in the first quarter, with gross loans totaling $277.8 million as of March 31, 2010, down $4.2 million from $282.0 million at December 31, 2009. Additionally, the Company deleveraged by paying down $5.0 million in borrowings, and lowered the average maturity of its investment portfolio. These actions reduced the balance sheet exposure to potentially higher future interest rates while maintaining sufficient liquidity to capitalize on lending opportunities as the economy rebounds.

The allowance for credit losses totaled $7.7 million (2.79% of total gross loans) at March 31, 2010 compared to $7.9 million (2.81% of total gross loans) at year-end 2009. In the first quarter of 2010, the Company recognized net charge-offs of $416,000 and added $236,000 to the allowance via provisions for credit losses.

At March 31, 2010, Annapolis Bancorp, Inc. exceeded all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 12.8%, a total capital ratio of 14.1%, and a Tier 1 leverage ratio of 8.8%. Stockholders’ equity totaled $34.0 million at March 31, 2010 compared to $32.6 million at December 31, 2009. Book value per common share at March 31, 2010 was $6.71.

“Executing an active, but conservative balance sheet management strategy enabled us to tactically navigate many of the challenges of the recent economic downturn,” said Lerner. “Our resulting strong capital and liquidity positions bolster Annapolis Bancorp’s commitment to building a local bank that both consumers and businesses can turn to for their savings and borrowing needs.”

In the quarter just ended, net interest income increased by $1.1 million or 37.4% compared to the first quarter of 2009, and the Company’s net interest margin expanded to 3.90% from 2.95%. Interest income improved by $363,000 or 7.3% compared to the same period last year, as average earning assets increased by $16.4 million or 4.1%. Interest expense decreased by $731,000 or 35.5% due to a drop in the overall cost of interest-bearing liabilities from 2.37% in the first quarter of 2009 to 1.48% in the quarter just ended. A provision for credit losses of $236,000 was recorded for the three months ended March 31, 2010 compared to $1.2 million in the same period of last year.

Noninterest income decreased 8.4% to $412,000 in the first quarter of 2010 from $450,000 in last year’s comparable period reflecting the recognition of $55,000 in net losses on the sale of investment securities in 2010, and lower other fee income and service charges. Partially offsetting these decreases, gains on the sale of foreclosed assets increased by $37,000 and mortgage banking revenue was $29,000 higher in the three months ended March 31, 2010 compared to the first quarter of 2009.

Noninterest expense increased 11.4% in the quarter just ended compared to the same period last year, reflecting $159,000 in additional personnel expense resulting from increased benefit charges, costs associated with the management of nonperforming assets, and additional staffing in the residential mortgage and commercial real estate lending divisions. For the three months ended March 31, 2010, FDIC expense increased to $150,000 from $53,000 in the first quarter of 2009.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through eight community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of March 31, 2010 and December 31, 2009
($000)

	(Unaudited)	(Audited)
	March 31,	December 31,
	2010	2009
Assets
Cash and due from banks	$4,021	$5,936
Interest bearing deposits with banks	8,178	10,000
Federal funds sold	21,090	8,828
Investment securities, available for sale	104,892	117,883
Federal Reserve and Federal
Home Loan Bank stock	3,260	3,260
Loans held for sale	1,401	3,296
Loans, net of allowance of $7,746 and $7,926	268,618	270,736
Premises and equipment	9,143	9,274
Accrued interest receivable	1,640	1,934
Deferred income taxes	3,352	3,902
Investment in bank owned life insurance	4,264	4,226
Real estate owned	1,766	2,398
Other assets	2,748	2,659
Total Assets	$434,373	$444,332

Liabilities and
Stockholders' Equity
Deposits
Noninterest bearing	$40,319	$40,834
Interest bearing	304,716	309,629
Total deposits	345,035	350,463

Securities under agreements to repurchase	13,146	14,642
Long term borrowings	35,000	40,000
Junior subordinated debentures	5,000	5,000
Accrued interest and accrued expense	2,181	1,595
Total Liabilities	400,362	411,700

Stockholders' Equity
Preferred stock	8,004	7,985
Common stock	39	39
Warrants to purchase common stock	234	234
Paid in capital	11,592	11,501
Retained Earnings	13,864	13,367
Comprehensive income (loss)	278	(494)
Total Equity	34,011	32,632

Total Liabilities and Equity	$434,373	$444,332

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three Month Periods Ended March 31, 2010 and 2009
(Unaudited)
(In thousands, except per share data)

	For the Three Months
	Ended March 31,
	2010	2009

Interest Income
Loans	$4,120	$3,927
Investments	1,217	1,030
Interest bearing balances with banks	5	7
Federal funds sold	7	22
Total interest income	5,349	4,986

Interest expense
Deposits	964	1,674
Securities sold under agreements to repurchase	21	24
Borrowed funds	302	306
Junior debentures	43	57
Total interest expense	1,330	2,061
Net interest income	4,019	2,925

Provision	236	1,208

Net interest income after provision	3,783	1,717

Noninterest Income
Service charges	267	280
Mortgage banking	22	19
Other fee income	104	140
Gain on sale of loans	42	16
Loss on sale of securities	(55)	-
Gain (loss) on sale of REO and repossessed assets	32	(5)
Total noninterest income	412	450

Noninterest Expense
Personnel	1,784	1,625
Occupancy and Equipment	417	388
Data processing expense	208	216
Professional Fees	146	123
Marketing expense	101	108
FDIC expense	150	53
Other operating expense	407	372
Total noninterest expense	3,213	2,885

Income (loss) before taxes	982	(718)
Income tax expense (benefit)	365	(268)
Net income (loss)	617	(450)
Preferred stock dividend and discount accretion	120	82
Net income (loss) available to common shareholders	$497	$(532)

Basic earnings (loss) per common share	$0.13	$(0.14)
Diluted earnings (loss) per common share	$0.13	$(0.14)
Book value per common share	$6.71	$6.80
Average common shares outstanding with the effect of grants, options and warrants	3,963,139	3,849,449

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(Unaudited)
(In thousands)

	For the Three Months
	Ended March 31,
	2010	2009

Performance Ratios (annualized)
Return on average assets	0.57%	(0.43%)
Return on average equity	7.41%	(5.78%)
Return on average common equity	7.79%	(6.96%)
Average equity to average assets	7.67%	7.49%
Net interest margin	3.90%	2.95%
Efficiency ratio	72.51%	85.48%

Other Ratios
Allowance for credit losses to loans	2.79%	1.91%
Nonperforming assets to total assets	3.26%	2.49%
Net charge-offs to average loans	0.15%	0.06%
Tier 1 capital ratio	12.8%	13.4%
Total capital ratio	14.1%	14.7%

Average Balances
Assets	439,911	422,140
Earning assets	418,170	401,796
Loans, gross	277,266	269,308
Interest-bearing liabilities	365,059	352,351
Stockholders' equity	33,760	31,624
Common stockholder's equity	25,843	26,258

CONTACT:
Annapolis Bancorp, Inc.
Edward J. Schneider, 410-224-4455